Exhibit 3.2

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NCI BUILDING SYSTEMS, INC.

FIRST.

The name of the Corporation is NCI Building Systems, Inc.

SECOND.

The Corporation’s registered office in the State of Delaware is 1209 Orange Street, Corporation Trust Center, in the City of Wilmington, County of New Castle. The name and address of its registered agent is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

THIRD.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH.

Section 1. Capitalization. The Corporation is authorized to issue 201,000,000 shares of capital stock. 200,000,000 of the authorized shares shall be common stock, one cent ($0.01) par value each (“Common Stock”), and 1,000,000 of the authorized shares shall be preferred stock, one dollar ($1.00) par value each (“Preferred Stock”).

Each holder of shares of capital stock of the Corporation shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock of the Corporation held by the stockholder, unless otherwise specifically provided pursuant to this Amended and Restated Certificate of Incorporation.

Section 2. Preferred Stock.

A.       The Preferred Stock may, from time to time, be divided into and issued in one or more series with each series to be so designated as to distinguish the shares thereof from the shares of all other series and classes. The shares of each series may have such powers, designations, preferences, relative rights, qualifications, limitations or restrictions as are stated herein and in one or more resolutions providing for the issue of such series adopted by the Board of Directors as provided below.

B.       To the extent that this Amended and Restated Certificate of Incorporation does not fix and determine the variations in the relative rights and preferences of the Preferred Stock, both in relation to the Common Stock and as between series of Preferred Stock, the Board of Directors of the Corporation is expressly vested with the authority to divide the Preferred Stock into one or more series and, within the limitations set forth in this Amended and Restated Certificate of Incorporation, to fix and determine the relative rights and preferences of the shares of any series so established, and, with respect to each such series, to fix by one or more resolutions providing for the issue of such series, the following:

(i)       The maximum number of shares to constitute such series and the distinctive designation thereof;

(ii)       The annual dividend rate, if any, on the shares of such series and the date or dates from which dividends shall commence to accrue or accumulate as herein provided, and whether dividends shall be cumulative;

(iii)       The price at and the terms and conditions on which the shares of such series may be redeemed, including, without limitation, the time during which shares of the series may be redeemed, the premium, if any, over and above the par value thereof and any accumulated dividends thereon that the holders of shares of such series shall be entitled to receive upon the redemption thereof, which premium may vary at different dates and may also be different with respect to shares redeemed through the operation of any retirement or sinking fund;

(iv) The liquidation preference, if any, over and above the par value thereof, and any accumulated dividends thereon, that the holders of shares of such series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(v)       Whether or not the shares of such series shall be subject to the operation of a retirement or sinking fund, and, if so, the extent and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or for other corporate purposes, and the terms and provisions relative to the operations of such retirement or sinking fund;

(vi)       The terms and conditions, if any, on which the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock of the Corporation or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, provided that shares of such series may not be convertible into shares of a series or class that has prior or superior rights and preferences as to dividends or distribution of assets of the Corporation upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(vii)       The voting rights, if any, on the shares of such series; and

(viii)       Any or all other preferences and relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, as shall not be inconsistent with the law or with this Article Fourth.

C.       Nothing herein contained shall limit any legal right of the Corporation to purchase any shares of the Preferred Stock.

Section 3. Common Stock.

A.       Shares of Common Stock may be issued by the Corporation from time to time for such consideration as may lawfully be fixed by the Board of Directors.

B.       Subject to the prior rights and preferences of the Preferred Stock set forth in this Article Fourth, or in any resolution or resolutions providing for the issuance of a series of Preferred Stock, and to the extent permitted by the laws of the State of Delaware, the holders of Common Stock shall be entitled to receive such cash dividends as may be declared and made payable by the Board of Directors.

C.       After payment shall have been made in full to the holders of any series of Preferred Stock having preferred liquidation rights, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the remaining assets and funds of the Corporation shall be distributed among the holders of the Common Stock according to their respective shares.

FIFTH.

Section 1. Number, Election and Terms of Directors; Board Action. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors. Commencing with the first shareholders’ meeting after adoption of this Amended and Restated Certificate of Incorporation at which directors are elected, the directors shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the 1993 annual meeting of shareholders, the term of office of the second class to expire at the 1994 annual meeting of shareholders and the term of office of the third class to expire at the 1995 annual meeting of shareholders, with each director to hold office until his or her successor shall been duly elected and qualified. At each annual meeting of shareholders, commencing with the 1993 annual meeting, (i) directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election, with each director to hold office until his or her successor shall been duly elected and qualified, and (ii) if authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created.

Section 2. Shareholder Nomination of Director Candidates and Introduction of Business. Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the by-laws of the Corporation.

Section 3. Newly Created Directorships and Vacancies. Subject to applicable law and unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of office of the class to which they have been elected expires and until such director’s successor shall have been duly elected and qualified. No decrease in the numbers of authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director.

Section 4. Removal. Any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holder or holders of 80 percent of the outstanding voting power of the Corporation.

Section 5. Stockholders’ Meetings. Meetings of stockholders of the Corporation may be called by the Chief Executive Officer, by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors, or by the Secretary of the Corporation at the written request of the holder or holders of 25 percent of the outstanding voting power of the Corporation.

Section 6. [RESERVED]

Section 7. Amendment, Repeal or Alteration. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least 80 percent of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, shall be required to alter, amend or repeal this Article Fifth.

SIXTH.

Cumulative voting for the election of directors shall not be permitted.

SEVENTH.

[RESERVED]

EIGHTH.

The Board of Directors of the Corporation shall have the power to make, alter or repeal the By-Laws of the Corporation, subject to such restrictions upon the exercise of such powers as may be imposed by the stockholders in any by-laws adopted by them from time to time.

NINTH.

It shall be a proper corporate purpose, reasonably calculated to benefit stockholders, for the Board of Directors to base the response of the Corporation to any Acquisition Proposal on the evaluation by the Board of Directors of what response is in the best interests of the Corporation, and for the Board of Directors, in evaluating what response is in the best interests of the Corporation, to consider: (i) the best interests of the stockholders and, for this purpose, the Board of Directors shall consider, among other factors, not only the consideration being offered in the Acquisition Proposal, in relation to the market price, but also in relation to the value of the Corporation in a freely negotiated transaction and in relation to the estimate by the Board of Directors of the future value of the Corporation as an independent entity; and (ii) such other factors as the Board of Directors determines to be relevant, including, among other factors, the social, legal and economic effects upon the Corporation’s employees, suppliers, customers and business and the communities in which the Corporation operates. For purposes of this Article Ninth “Acquisition Proposal” means any proposal of any person or entity (a) for a tender offer or exchange offer for any equity security of the Corporation, (b) to merge or consolidate the Corporation with another corporation, or (c) to purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation.

TENTH.

[RESERVED]

ELEVENTH.

No contract or other transactions between the Corporation and any other corporation, firm or individual shall be affected or invalidated by the fact that any one or more of the directors or officers of the Corporation is or are interested in or is a director or officer of such other corporation, or a member of such firm, and any director or officer, individually or jointly, may be a party to or may be interested in any contract or transaction with this Corporation, or in which this Corporation is interested, and no contract, act or transaction of this Corporation with any person or persons, firms or corporations, shall be affected or invalidated by the fact that any director or officer of this Corporation is a party to or interested in such contract, act or transaction, or in any way connected with such person or persons, firms or corporations, and each and every person who may become a director or officer of this Corporation is hereby relieved from any liability that might otherwise exist from contracting with the Corporation for the benefit of himself or any firm or corporation in which he may be in any way interested in each case so long as the director’s or officer’s interest or relationship is disclosed to the Board of Directors or any designated committee thereof prior to the execution of any such contract or prior to the time the Corporation becomes legally committed to, or first engages in, any such transaction.

TWELFTH.

To the fullest extent permitted by Delaware statutory or decisional law, as the same exists or may hereafter be amended or interpreted, a director of the Corporation shall not be liable to the Corporation or its stockholders for any act or omission in such director’s capacity as a director. Any repeal or amendment of this Article, or adoption of any other provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article, by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the liability to the Corporation or its stockholders of a director of the Corporation existing at the time of such repeal, amendment or adoption of an inconsistent provision.

THIRTEENTH.

Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or the by-laws (and notwithstanding the fact that a lesser percentage may be specified by law, this Amended and Restated Certificate of Incorporation or the by-laws), the affirmative vote of the holders of two-thirds or more of the outstanding voting stock, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, Articles Ninth, Twelfth or this Article Thirteenth of this Amended and Restated Certificate of Incorporation. Except as provided in this Article Thirteenth, this Amended and Restated Certificate of Incorporation may be amended in the manner provided by the General Corporation Law of the State of Delaware. The by-laws of the Corporation may be altered, amended or repealed, or new By-Laws adopted, only at any regular or special meeting of the Board of Directors or upon the affirmative vote of the holders of two-thirds or more of the outstanding shares entitled to vote at any regular or special meeting of stockholders, and only if such proposed alteration, amendment, repeal or adoption be contained in the notice of such regular or special meeting.